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                                                                     EXHIBIT 8.2

       [LETTERHEAD OF CLEARY, GOTTLIEB, STEEN & HAMILTON APPEARS HERE]


                               November 8, 1995


Special Committee of the Board of Directors
Integrated Medical Systems, Inc.
15000 West 6th Avenue
Suite 400
Golden, Colorado 80401

Ladies and Gentlemen:

     As counsel to the Special Committee of the Board of Directors of Integrated Medical Systems, Inc., a Colorado corporation ("IMS"), we hereby confirm that, in our opinion, the principal federal income tax consequences to holders of IMS stock, warrants, and options of the merger of Trans-IMS Corporation, a wholly owned subsidiary of Eli Lilly and Company, an Indiana corporation, with and into IMS, and related transactions as set forth in the Proxy Statement -- Prospectus, contained in the Registration Statement on Form S-4 of IMS of which this exhibit forms a part, are as set forth under the headings "Summary -- Federal Income Tax Consequences of the Merger" and "Federal Income Tax Consequences of the Merger."

     We hereby consent to the filing of this opinion as an exhibit to the related Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                       Very truly yours,

                                       CLEARY, GOTTLIEB, STEEN & HAMILTON

                                       By /s/ Yaron Z. Reich
                                         ---------------------------
                                         Yaron Z. Reich, a partner